Exhibit 10.10

June 11, 2021

Ragy Thomas

Dear Ragy:

This letter confirms the terms and conditions of your employment with Sprinklr, Inc. (the “Company”).

1.    You will continue as the Company’s Chief Executive Officer (CEO). During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company or its affiliates, (b) use your best efforts to complete all assignments, and (c) adhere to the Company’s procedures and policies in place from time to time.

2.    Your annual base salary will continue to be $470,000 per year payable in accordance with the Company’s standard payroll schedule for salaried employees (currently twice per month), subject to standard withholding and payroll taxes. In addition, you continue to be eligible to participate in the Senior Executive Bonus Plan. Please note that variable compensation pursuant to this plan is not fixed compensation and the amount you receive will be dependent on achievement and performance.

3.    Any equity incentive awards granted to you by the Company prior to the date of this letter (the “Prior Awards”) shall continue to be governed by their terms. You may be eligible to receive future equity awards, as determined in the sole discretion of the Board or a committee thereof.

4.    You will continue to work from the New York Office, subject to your attendance of meetings at other Company offices and/or at other locations.

5.    During your employment with the Company you will continue to be eligible to participate in all of our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. You will be eligible to take part in the Company’s vacation policies in effect from time to time. Currently, the Company offers a Flexible Paid Time Off (PTO) policy under which PTO is not tracked, accrued or carried over from year to year. PTO may be used as needed and upon approval.

6.    The previously executed Non-Disclosure and Invention Assignment Agreement (the “NDA”), the terms of which are in addition to the terms of this offer letter, remains unchanged and in effect. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

7.    You will continue to be covered by the Company’s Severance and Change in Control Plan (the “Severance Plan”), as may be amended from time to time. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without Cause (as defined in the Severance Plan), the Company has the right to terminate your employment relationship at any time with or without Cause (as defined in the Severance Plan). Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Company’s Chief Operating Officer (or such person designated by the Company), and such agreement is expressly acknowledged as an employment contract. Upon completion of an initial public offering of the Company and notwithstanding any provision of the Severance Plan, for purposes of the automatic conversion provision set forth in the Company’s Amended and Restated Certificate of Incorporation then in effect, “Cause” shall mean your (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of your employment or other service; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) willful refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its affiliates (other than due to a Disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; or (v) material breach of any agreement with or duty owed to the Company or any of its affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof.

8.    This letter together with the NDA contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and is governed by the laws of the State of New York. This letter may not be modified, changed or altered except in writing signed by you and the Company.

Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and to confirm that no one at the Company has made any other representation to you. The Company looks forward to continued success with you.

Sincerely,

SPRINKLR, INC.

/s/ Diane K. Adams
Diane K. Adams
Chief Culture and Talent Officer

Agreed to and Accepted by:

/s/ Ragy Thomas
Ragy Thomas

Date: June 11, 2021